Exhibit 5.1
ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, 17 December 2020. To the Company

To whom it may concern:

We have acted as legal counsel as to Dutch law to the Company in connection with the Listing. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Reviewed Documents.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon pdf copies or drafts, as the case may be, of the Corporate Documents and we have assumed that the Reviewed Documents have been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Corporate Documents subsequent to the date of this opinion letter.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

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out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.

drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the statements made in the Certificate are complete and correct;

c.

the notaries (notarissen) who have executed the Deed of Incorporation and the Deed of Conversion were authorized to execute deeds with authenticity (authentieke akten) at the respective time of execution, as a result of which the Deed of Incorporation and the Deed of Conversion are deeds with authenticity (authentieke akten). Our inquiries of today with the register of notaries (register notariaat) maintained by the Dutch Royal Notarial Professional Organization (Koninklijke Notariële Beroepsorganisatie) support this assumption as of the date of this opinion letter. However, this information does not constitute conclusive evidence that this assumption is complete and correct and the aforementioned register of notaries does not provide information whether the respective notaries had appointed a deputy (waarnemer) at the respective times of execution of the Deed of Incorporation and the Deed of Conversion.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

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1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Registered Shares

2.	The Registered Shares have validly issued, are fully paid and are non-assessable.

The opinions expressed above are subject to the following qualifications:

A.

Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.

Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles, we have no reason to believe that, by entering into the Reviewed Documents, the Company has transgressed the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Reviewed Documents since this is a matter of fact.

C.

Pursuant to Section 2:98c DCC, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere

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wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig). Based on the content of the Reviewed Documents, we have no reason to believe that the Company or its subsidiaries has violated Section 2:98c DCC in connection with the issue of the Registered Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.

any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.

the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation; and

f.

the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

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E.

The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of an Ordinary Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Share.

F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

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EXHIBIT A

LIST OF DEFINITIONS

“Anti Money Laundering Laws”	The European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“Certificate”	The certificate issued on behalf of the Company, dated 16 December 2020 with respect to facts that are not readily ascertainable by us.

“Commercial Register”	The Dutch Commercial Register (handelsregister).

“Company”	Pharming Group N.V., a public company (naamloze vennootschap), registered with the Commercial Register under number 28048592.

“Corporate Documents”	The Deed of Incorporation, the Deed of Conversion, the Current Articles, the Prior Articles, the Resolutions, the Deed, the Certificate and the Registration Statement.

“Current Articles”	The Articles of Association as they read after the execution of the Deed of Amendment.

“DCC”	The Dutch Civil Code (Burgerlijk Wetboek).

“Deed of Amendment”	The Company’s deed of amendment to the Articles of Association dated 11 December 2020.

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“Deed of Conversion”	The Company’s deed of conversion into a naamloze vennootschap and amendment to the Articles of Association dated 29 May 1997.

“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting) dated 11 November 1988.

“Deed”	The deed of ratification and confirmation relating to the issuance of the Registered Shares, dated 25 November 2020.

“Listing”	The listing of American Depositary Shares representing Ordinary Shares as contemplated by the Registration Statement.

“Management Board”	The Company’s management board (bestuur), as was established prior to the execution of the Deed of Amendment.

“NautaDutilh”	NautaDutilh N.V.

“Ordinary Shares”	Ordinary shares in the Company’s capital, with a nominal value of EUR 0.01 each.

“Prior Articles”	The Articles of Association as they read immediately after the execution of a deed of amendment dated 1 July 1998, 16 April 1999, 28 May 2002, 4 July 2003, 18 May 2005, 13 November 2008, 1 April 2010, 28 October 2010, 31 May 2011, 6 February 2012, 15 May 2012, 4 March 2013, 25 July 2014, 23 August 2016, 13 October 2016, 7 August 2019 and 25 May 2020, respectively.

“Registered Shares”	The 8,998,020 Ordinary Shares identified in the Deed, which are being registered pursuant to the Registration Statement.

“Registration Statement”	The Company’s registration statement on Form F-1 filed or to be filed with the SEC in connection with the Listing in the form reviewed by us.

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“Resolutions”

Each of the following:

a.  the minutes of the annual general meeting of the Company held on 20 May 2020, as available on the Company’s website on the date of this opinion letter;

b.  the written resolution of the Management Board laid down in the Deed; and

c.   the minutes of the meeting of the Supervisory Board, held on 23 November 2020.

“Reviewed Documents”	The Resolutions, the Deed and the Certificate.

“SEC”	The United States Securities and Exchange Commission.

“Supervisory Board”	The Company’s supervisory board (raad van commissarissen), as was established prior to the execution of the Deed of Amendment.

“the Netherlands”	The European territory of the Kingdom of the Netherlands.

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APPENDIX A

CERTIFICATE

PHARMING GROUP N.V.

DATED 16 DECEMBER 2020

Capitalised terms used herein have the same meanings set forth in Exhibit A to this certificate.

THE UNDERSIGNED

Simon de Vries, being the authorised signatory of the Company and as such authorised to sign this certificate on behalf of the Company, makes the following certifications and confirmations (on behalf of the Company):

Deed of Incorporation and Deed of Conversion

1.	the Deed of Incorporation has been executed on the basis of a valid power of attorney.

2.	the Deed of Conversion has been executed on the basis of a valid resolution of the Company’s general meeting of shareholders.

Resolutions, Current Articles and Articles of Association

3.

(i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the validity of the resolutions recorded in the Resolutions, (ii) the Current Articles are the Articles of Association currently in force and (iii) either the Current Articles or any of the Prior Articles were the Articles of Association as they were in force at each Relevant Moment.

4.

the resolutions recorded in the Resolutions are in full force and effect, the factual statements made and the confirmations given in the Resolutions and the Reviewed Documents are complete and correct and the Resolutions correctly reflect the resolutions recorded therein.

Deed and Registered Shares

5.	the Deed has been validly signed and executed on behalf of the Company.

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6.

at each Relevant Moment, each person who acquired Registered Shares upon the issuance thereof was an individual who (i) was not deceased, (ii) had not had his/her assets placed under administration (onder bewind gesteld), (iii) had not been declared bankrupt (failliet verklaard), (iv) had not been granted a suspension of payments (surseance van betaling verleend), and (v) had not been made subject to similar proceedings in any jurisdiction or otherwise been limited in the power to dispose of his/her assets.

7.	at each Relevant Moment, the Management Board had sufficient authority to issue the respective Registered Shares and to exclude pre-emption rights in relation thereto and such authority not exceeded.

General

8.	at each Relevant Moment, each of the certifications made in this certificate was correct in all aspects by reference to the facts and circumstances then existing.

9.	NautaDutilh may rely on the certifications as set forth in this certificate.

(signature page follows)

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Signature page to a certificate on behalf of Pharming Group N.V.

/s/ Sijmen de Vries
Pharming Group N.V. Name : S. de Vries Title : Executive Director

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EXHIBIT A

LIST OF DEFINITIONS

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“Company”	Pharming Group N.V., a public company (naamloze vennootschap), registered with the Commercial Register under number 28048592.

“Current Articles”	The Articles of Association as they read after the execution of the Deed of Amendment.

“Deed of Amendment”	The Company’s deed of amendment to the Articles of Association dated 11 December 2020.

“Deed of Conversion”	The Company’s deed of conversion into a naamloze vennootschap and amendment to the Articles of Association dated 29 May 1997.

“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting) dated 11 November 1988.

“Deed”	The deed of ratification and confirmation relating to the issuance of the Registered Shares, dated 25 November 2020.

“Listing”	The listing of American Depositary Shares representing Ordinary Shares as contemplated by the Registration Statement.

“Management Board”	The Company’s management board (bestuur) , as was established prior to the execution of the Deed of Amendment.

“NautaDutilh”	NautaDutilh N.V.

“Ordinary Shares”	Ordinary shares in the Company’s capital, with a nominal value of EUR 0.01 each.

“Prior Articles”	The Articles of Association as they read immediately after the execution of a deed of amendment dated 1 July 1998, 16 April 1999, 28 May 2002, 4 July 2003, 18 May 2005, 13 November 2008, 1 April 2010, 28 October 2010, 31 May 2011, 6 February 2012, 15 May 2012, 4 March 2013, 25 July 2014, 23 August 2016, 13 October 2016, 7 August 2019 and 25 May 2020, respectively.

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“Registered Shares”	The 8,998,020 Ordinary Shares identified in the Deed, which are being registered pursuant to the Registration Statement.

“Registration Statement”	The Company’s registration statement on Form F-1 filed or to be filed with the SEC in connection with the Listing in the form reviewed by us.

“Relevant Moment”	Each time when Registered Shares were issued.

“Resolutions”

Each of the following:

a.  the minutes of the annual general meeting of the Company held on 20 May 2020, as available on the Company’s website on the date of this certificate;

b.  the written resolution of the Management Board laid down in the Deed; and

c.   the minutes of the meeting of the Supervisory Board, held on 23 November 2020.

“Reviewed Documents”	The Resolutions and the Deed.

“SEC”	The United States Securities and Exchange Commission.

“Supervisory Board”	The Company’s supervisory board (raad van commissarissen), as was established prior to the execution of the Deed of Amendment.